UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

SYNTROLEUM CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29 and 31, 2007, Syntroleum International Corporation (“Syntroleum International”), a direct wholly owned subsidiary of Syntroleum Corporation (“Syntroleum”), received a total of $2,000,000 as consideration for the purchase by African Equity Partners (“AEP”) of Nigeria of a portion of the debt owed Syntroleum International by African Energy Equity Resources Limited (“AEER”) and guaranteed by Energy Equity Resources (Norway) Limited (“EERNL”). AEER is a direct wholly owned subsidiary of EERNL, and both AEER and EERNL are organized under the laws of England. The debt owed by AEER and EERNL arose from the Share Sale and Purchase Agreement between Syntroleum International, Syntroleum, AEER and EERNL dated January 19, 2007 for the sale of Syntroleum International’s Nigerian business. After the purchase of the portion of the debt by AEP, AEER and EERNL continue to owe Syntroleum International $5,171,802, plus interest from May 9, 2007 on the owed amount and any legal expenses resulting from the breach by AEER and EERNL of the Share Sale and Purchase Agreement.

After the failure of AEER and EERNL to pay the debt on August 31, 2007, Syntroleum International took steps under the laws of England to begin a court proceeding to force the winding up of AEER and EERNL. Syntroleum International has also agreed with AEP that it will not pursue further actions against AEER and EERNL for the breach of the Share Sale and Purchase Agreement until after November 30, 2007. AEP has an option to purchase additional debt owed to Syntroleum International by AEER and EERNL at the undiscounted value of the debt which option expires on November 26, 2007. After November 30, 2007 Syntroleum International will be free to file the court proceeding to wind up AEER and EERNL if the remaining debt to Syntroleum International has not been satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: November 6, 2007

By: /s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary